Exhibit 8.1

ASSIGNMENT OF ESCROW AGREEMENT

ASSIGNMENT OF ESCROW AGREEMENT, dated as of December 20, 2017 (this “Agreement”), by and among Branch Banking and Trust Company, a North Carolina corporation (“Escrow Agent”), SANDLAPPER Securities, LLC, a South Carolina limited liability company (“Assignor”), Boustead Securities, LLC, a California limited liability company, and HC Government Realty Trust, Inc., a Maryland corporation (the “Company,” and, together with the Escrow Agent, Assignee and Assignor, the “Parties” and each a “Party”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Escrow Agreement (as hereinafter defined).

RECITALS

A.
On November 16, 2016, the Escrow Agent, Orchard Securities, LLC (“Orchard”) and the Company entered into an Escrow Agreement (the “Escrow Agreement”).

B.
Orchard assigned the Escrow Agreement to Assignor on April 10, 2017 and Assignor now desires to assign its rights and obligations under the Escrow Agreement to the Assignee (the “Assignment”) and the Assignee desires to assume such rights and obligations.

C.
The Escrow Agent and the Company desire that the Assignor and the Assignee effectuate the Assignment and consent to the Assignment.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and in the Escrow Agreement, hereby agree as follows:
1. Assignment and Assumption. Assignor hereby assigns to Assignee, Assignor’s right, title and interest in, to and under the Escrow Agreement along with all of its obligations under the Escrow Agreement. Assignee hereby accepts the assignment of such rights, title and interest in the Escrow Agreement and expressly assumes all of Assignor’s obligations under the Escrow Agreement. The Escrow Agent and the Company hereby consent to such assignment and assumption and shall treat the Assignee as a party to the Escrow Agreement as if the Assignee were the original party thereto.

2. Escrow Agreement Remain in Force. Except as expressly set forth in this Agreement, the Escrow Agreement remains unmodified and in full force and effect.

3. Governing Law. This Agreement shall be governed by the same governing law as the Escrow Agreement.

4. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal valid and binding execution and delivery for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ASSIGNOR: SANDLAPPER Securities, LLC By: /s/ Trevor Gordon Name: Trevor L. Gordon Title: CEO	ASSIGNEE: Boustead Securities, LLC By: /s/ Keith Moore Name: Keith Moore Title: CEO
COMPANY: HC Government Realty Trust, Inc. By: /s/ Robert R. Kaplan Name: Robert R. Kaplan Title: Secretary	ESCROW AGENT: Branch Banking and Trust Company By: /s/ Pamela B. McGee Name: Pamela B. McGee Title: Vice President